FOR IMMEDIATE RELEASE

November 9, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. November 9, 2012 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 172,005 square foot industrial building located at 38401 Amrhein Road, Wayne County, Livonia, Michigan, at a purchase price of $14,350,000.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 12 acres.

Michael P. Landy, COO, commented, “This Class A industrial building was originally constructed for FedEx in 1999. The building was recently expanded resulting in a new 10 year lease. Due to its proximity to Detroit and Ann Arbor we view this as an integral facility for our tenant.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust (REIT) specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio now consists of seventy-two industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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